Exhibit 99

James S. Tisch Elected to GE Board of Directors

GE’s board has elected James S. Tisch, Chief Executive Officer of Loews Corporation, as a director

FAIRFIELD, Conn. -- June 16, 2010-- The Board of Directors of the General Electric Company (NYSE: GE) has elected James S. Tisch as a director.  Mr. Tisch is the chief executive officer of Loews Corporation.  He was elected by the GE Board at its regularly scheduled meeting on June 11, 2010.

“James Tisch is an experienced leader of a very successful and diverse company,” said GE Chairman and CEO Jeff Immelt. “The GE board and our investors will benefit from his deep knowledge and expertise in global finance and industry.”

Tisch is an independent director under the New York Stock Exchange listing standards and the Company’s independence guidelines.  Tisch’s election brings GE’s board to 17 members, 15 of whom are independent.

Loews is one of the largest diversified corporations in the United States. Its principal subsidiaries include CNA Financial Corporation; Diamond Offshore Drilling, Inc.; HighMount Exploration & Production, LLC; Boardwalk Pipeline Partners, LP; and Loews Hotels.

Tisch, 57, is a director of the Federal Reserve Bank of New York and a director of Loews’s 90% owned subsidiary CNA Financial. He is also chairman and director of Diamond Offshore Drilling, which is 50% owned by Loews. Tisch serves as chairman of WNET.ORG, parent of WNET Channel 13 and WLIW Channel 21, and is a member of the Council on Foreign Relations.  He also sits on the boards of the New York Public Library, Mount Sinai Medical Center, and the Partnership for New York City.

Tisch holds a bachelor’s degree from Cornell University and an MBA from the Wharton School of Business.

About GE
GE (NYSE: GE) is a diversified infrastructure, finance and media company taking on the world’s toughest challenges. From aircraft engines and power generation to financial services, health care solutions, and television programming, GE operates in more than 100 countries and employs about 300,000 people worldwide. For more information, visit the company's Web site at www.ge.com.
PRESS CONTACTS
Stacey Tank
GE
+1 203 373 2727
+1 203 556 6990(mobile)
stacey.tank@ge.com

Trevor Schauenberg
GE Corporate, VP Investor Communications
+1 203 373 2424
trevor.a.schauenberg@ge.com